Exhibit 99.1
For Immediate Release

Hudson Global Reports 2020 First Quarter Results

OLD GREENWICH, CT - May 6, 2020 - Hudson Global, Inc. (Nasdaq: HSON), a leading global total talent solutions company, announced today financial results for the first quarter ended March 31, 2020.

2020 First Quarter Summary

•	Revenue of $24.1 million increased 49.1% from the first quarter of 2019 and 55.2% in constant currency.

•	Adjusted net revenue of $9.8 million increased 4.3% from the first quarter of 2019 and 7.8% in constant currency.

•
Net loss improved to $0.5 million, or $0.17 per basic and diluted share, from a net loss of $1.9 million, or $0.58 per basic and diluted share, for the first quarter of 2019. Adjusted net loss per diluted share (Non-GAAP measure)* of $(0.08) improved from $(0.50) in the first quarter of 2019.

•	Adjusted EBITDA (Non-GAAP measure)* loss improved to $0.1 million from an adjusted EBITDA loss of $1.5 million in the first quarter of 2019.

•	Share count reduced by 16% since December 31, 2018.

•	Total cash including restricted cash was $26.5 million at March 31, 2020.

"In the first quarter, we reported solid year on year growth despite starting to experience the economic impact of the COVID-19 pandemic in March," said Jeff Eberwein, Chief Executive Officer of Hudson Global. "We grew adjusted net revenue in constant currency, as well as adjusted EBITDA, in all three regions."

Mr. Eberwein continued, "Our top priority during these unprecedented times continues to be the health and safety of our talented team and prestigious clients. As our clients and employees around the globe have transitioned to new ways of working, we are pleased with the resilience of our team and business."

* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States ("GAAP"). Adjusted EBITDA, EBITDA, and Adjusted net loss per diluted share are defined in the segment tables at the end of this release and a reconciliation of such Non-GAAP measures to the most directly comparable GAAP measures is included within such segment tables.

Regional Highlights

Asia Pacific

Asia Pacific revenue of $17.0 million increased 109% while adjusted net revenue of $4.5 million increased 5% in constant currency in the first quarter of 2020 compared to the same period in 2019. Revenue growth was driven by a significant contract in Australia signed in the second quarter of 2019 to manage a portion of the contingent workforce for a large Asia-based technology company. EBITDA was $0.3 million in the first quarter compared to breakeven EBITDA in the same period one year ago, and adjusted EBITDA was $0.6 million compared to adjusted EBITDA of $0.2 million in the first quarter of 2019.

Americas

In the first quarter of 2020, Americas revenue of $3.2 million increased 2%, while adjusted net revenue of $2.9 million increased 4% in constant currency from the first quarter of 2019. EBITDA loss was $0.1 million in the first quarter compared to EBITDA loss of $0.4 million in same period of last year. The region delivered adjusted EBITDA of $0.1 million compared to adjusted EBITDA loss of $0.3 million a year ago.

Europe

Europe revenue in the first quarter of 2020 declined 7% to $4.0 million while adjusted net revenue of $2.4 million increased 21% in constant currency from the first quarter of 2019. The UK and Continental Europe both contributed to adjusted net revenue growth, increasing by $0.2 million each. EBITDA was $0.1 million in the first quarter of 2020 compared to EBITDA loss of $0.3 million in the same period of 2019. Adjusted EBITDA was $0.1 million for the first quarter of 2020 compared to adjusted EBITDA loss of $0.2 million a year ago.

Corporate Costs

In the first quarter of 2020, the Company's corporate costs were $0.8 million compared to $1.2 million in the prior year quarter, mainly due to lower compensation costs. Corporate costs in each first quarter period excluded non-recurring expenses of $0.3 million.

Liquidity and Capital Resources

The Company ended the first quarter of 2020 with $26.5 million in cash, including $0.4 million in restricted cash. The Company used $2.7 million in cash flow from operations during the first quarter of 2020 compared to using $6.2 million of cash flow from operations in the first quarter of 2019.

Share Repurchase Program

Under its $10 million common stock share repurchase program initiated in the third quarter of 2015, the Company has acquired 432,563 shares for a total of $8.3 million through the end of the first quarter of 2020.

In addition, the Company completed a tender offer in March 2019 for 246,863 shares of the its common stock for an aggregate cost of $3.7 million, excluding fees and expenses relating to the tender offer. The 246,863 shares purchased as part of this tender offer were in addition to the 432,563 shares purchased under the above-referenced common stock repurchase plan.

On March 27, 2020, the Company completed transactions with certain shareholders to repurchase 259,331 shares of the Company's common stock for an aggregate cost of approximately $2.2 million, representing approximately 8.8% of the Company's shares outstanding as of February 29, 2020. The 259,331 shares purchased as part of these transactions were in addition to the 432,563 shares purchased under the above-referenced common stock repurchase plan and the 246,863 shares purchased in the above-referenced tender offer.

COVID-19 Update

As disclosed in the Company's press releases issued on March 13, 2020 and March 30, 2020, as well as in our 2019 Form 10-K, our business has begun to be adversely impacted by the recent COVID-19 outbreak and the accompanying economic downturn. This downturn, as well as the uncertainty regarding the duration, spread, and intensity of the outbreak, has led to an initial reduction in demand for our services. Some of our customers have instituted hiring freezes, while other customers that are more capable of working remotely have been allowed to operate as usual. The expected timeline for this reduction in demand for our services remains uncertain and difficult to predict considering the rapidly evolving landscape.

The Company is vigilantly monitoring the situation surrounding COVID-19 and will continue to proactively address this situation as it evolves. Due to the flexibility of its workforce and the actions it is taking, the Company is confident it can continue to efficiently manage its business and mitigate risks in this challenging environment, while retaining the ability to meet clients' needs when activity improves.

Conference Call/Webcast

Hudson will conduct a conference call today at 10:00 a.m. ET to discuss this announcement. Individuals wishing to listen can access the webcast on the investor information section of the Company's web site at hudsonrpo.com.

If you wish to join the conference call, please use the dial-in information below:

•	Toll-Fee Dial-In Number: (866) 220-5784

•	International Dial-In Number: (615) 622-8063

•	Conference ID #: 4471797

The archived call will be available on the investor information section of the Company's web site at hudsonrpo.com.

About Hudson Global

Hudson Global, Inc. is a leading global total talent solutions provider operating under the brand name Hudson RPO. We deliver innovative, customized recruitment outsourcing and total talent solutions to organizations worldwide. Through our consultative approach, we develop tailored talent solutions designed to meet our clients’ strategic growth initiatives. As a trusted advisor, we meet our commitments, deliver quality and value, and always aim to exceed expectations.

For more information, please visit us at hudsonrpo.com or contact us at ir@hudsonrpo.com.

Investor Relations:
The Equity Group
Lena Cati
212 836-9611 / lcati@equityny.com

Forward-Looking Statements

This press release contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations; the adverse impacts of the recent coronavirus, or COVID-19 outbreak; the Company’s ability to successfully achieve its strategic initiatives; risks related to the Company’s large cash balance relative to its market capitalization as a small public company; risks related to potential acquisitions or dispositions of businesses by the Company; the Company’s ability to retain and recruit qualified management and/or advisors; the Company’s ability to operate successfully as a company focused on its RPO business; risks related to fluctuations in the Company's operating results from quarter to quarter; the ability of clients to terminate their relationship with the Company at any time; competition in the Company's markets; the negative cash flows and operating losses that may recur in the future; risks relating to how future credit facilities may affect or restrict our operating flexibility; risks associated with the Company's investment strategy; risks related to international operations, including foreign currency fluctuations, political events, natural disasters or health crises, including the ongoing COVID-19 outbreak; the Company's dependence on key management personnel; the Company's ability to attract and retain highly skilled professionals; the Company's ability to collect accounts receivable; the Company’s ability to maintain costs at an acceptable level; the Company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to providing uninterrupted service to clients; the Company's exposure to employment-related claims from clients, employers and regulatory authorities, current and former employees in connection with the Company’s business reorganization initiatives, and limits on related insurance coverage; the Company’s ability to utilize net operating loss carry-forwards; volatility of the Company's stock price; the impact of government regulations; and restrictions imposed by blocking arrangements. Additional information concerning these, and other factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Tables Follow

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$24,131	$16,187

Operating expenses:
Direct contracting costs and reimbursed expenses	14,333	6,791
Salaries and related	8,217	9,172
Other selling, general and administrative	2,081	2,188
Depreciation and amortization	24	18
Total operating expenses	24,655	18,169
Operating loss	(524)	(1,982)
Non-operating income (expense):
Interest income, net	79	313
Other income (expense), net	41	(37)
Loss from continuing operation before provision for income taxes	(404)	(1,706)
Provision for income taxes from continuing operations	107	65
Loss from continuing operations	(511)	(1,771)
Loss from discontinued operations, net of income taxes	—	(131)
Net loss	$(511)	$(1,902)
Basic and diluted loss per share:(a)
Basic and diluted loss per share from continuing operations	$(0.17)	$(0.54)
Basic and diluted loss per share from discontinued operations	—	(0.04)
Basic and diluted loss per share	$(0.17)	$(0.58)
Weighted-average shares outstanding:(a)
Basic	3,065	3,288
Diluted	3,065	3,288

(a) Earnings per share and weighted average shares outstanding for all periods presented reflect the Company's 1-for-10 reverse stock split, which was effective June 10, 2019.

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$26,127	$31,190
Accounts receivable, less allowance for doubtful accounts of $156 and $174, respectively	12,778	12,795
Restricted cash, current	146	148
Prepaid and other	846	804
Total current assets	39,897	44,937
Property and equipment, net	164	186
Operating lease right-of-use assets	391	401
Deferred tax assets	626	793
Restricted cash	227	380
Other assets	7	7
Total assets	$41,312	$46,704
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$697	$1,064
Accrued expenses and other current liabilities	6,607	8,178
Operating lease obligations, current	267	246
Total current liabilities	7,571	9,488
Income tax payable	819	845
Operating lease obligations	129	160
Other liabilities	163	177
Total liabilities	8,682	10,670
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 20,000 shares authorized; 3,669 and 3,663 shares issued; 2,682 and 2,936 shares outstanding, respectively	4	4
Additional paid-in capital	486,232	486,088
Accumulated deficit	(437,018)	(436,507)
Accumulated other comprehensive loss, net of applicable tax	(1,266)	(479)
Treasury stock, 987 and 726 shares, respectively, at cost	(15,322)	(13,072)
Total stockholders’ equity	32,630	36,034
Total liabilities and stockholders' equity	$41,312	$46,704

HUDSON GLOBAL, INC.
SEGMENT ANALYSIS - QUARTER TO DATE (continued)
Reconciliation of Non-GAAP Financial Measures
(in thousands)
(unaudited)

For The Three Months Ended March 31, 2020	Asia Pacific	Americas	Europe	Corporate	Total
Revenue, from external customers	$16,951	$3,188	$3,992	$—	$24,131
Adjusted net revenue, from external customers (1)	$4,511	$2,860	$2,427	$—	$9,798
Net loss					$(511)
Loss from discontinued operations, net of income taxes					—
Loss from continuing operations					(511)
Provision from income taxes					107
Interest income, net					(79)
Depreciation and amortization					24
EBITDA (loss) (2)	$337	$(60)	$63	$(799)	(459)
Non-operating expense (income), including corporate administration charges	190	137	1	(369)	(41)
Stock-based compensation expense	24	6	2	112	144
Non-recurring items	—	—	—	278	278
Adjusted EBITDA (loss) (2)	$551	$83	$66	$(778)	$(78)

For The Three Months Ended March 31, 2019	Asia Pacific	Americas	Europe	Corporate	Total
Revenue, from external customers	$8,679	$3,140	$4,368	$—	$16,187
Adjusted net revenue, from external customers (1)	$4,590	$2,762	$2,044	$—	$9,396
Net loss					$(1,902)
Loss from discontinued operations, net of income taxes					(131)
Loss from continuing operations					(1,771)
Provision for income taxes					65
Interest income, net					(313)
Depreciation and amortization					18
EBITDA (loss) (2)	$(48)	$(414)	$(348)	$(1,191)	(2,001)
Non-operating expense (income), including corporate administration charges	214	123	152	(452)	37
Stock-based compensation expense	21	13	1	149	184
Non-recurring items	—	—	—	266	266
Adjusted EBITDA (loss) (2)	$187	$(278)	$(195)	$(1,228)	$(1,514)

(1)	Represents Revenue less the Direct contracting costs and reimbursed expenses caption on the Condensed Consolidated Statements of Operations.

(2)
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) and non-GAAP earnings before interest, income taxes, depreciation and amortization, non-operating income, stock-based compensation expense, and other items such as non-recurring severance and professional fees. (“Adjusted EBITDA”) are presented to provide additional information about the company's operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. Furthermore, EBITDA and adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON GLOBAL, INC.
RECONCILIATION FOR CONSTANT CURRENCY AND ADJUSTED EPS
(in thousands) (unaudited)

The Company operates on a global basis, with the majority of its revenue generated outside of the United States. Accordingly, fluctuations in foreign currency exchange rates can affect its results of operations. Constant currency information compares financial results between periods as if exchange rates had remained constant period-over-period. The company currently defines the term “constant currency” to mean that financial data for a previously reported period are translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the current period. Changes in revenue, adjusted net revenue, selling, general and administrative expenses ("SG&A"), other non-operating income (expense), operating income (loss) and EBITDA (loss) include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends. The company believes that these calculations are a useful measure, indicating the actual change in operations. There are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings.

	Three Months Ended March 31,
	2020	2019
	As	As	Currency	Constant
	reported	reported	translation	currency
Revenue:
Asia Pacific	$16,951	$8,679	$(560)	$8,119
Americas	3,188	3,140	(3)	3,137
Europe	3,992	4,368	(77)	4,291
Total	$24,131	$16,187	$(640)	$15,547
Adjusted net revenue(1)
Asia Pacific	$4,511	$4,590	$(274)	$4,316
Americas	2,860	2,762	1	2,763
Europe	2,427	2,044	(33)	2,011
Total	$9,798	$9,396	$(306)	$9,090
SG&A:(2)
Asia Pacific	$3,991	$4,396	$(265)	$4,131
Americas	2,783	3,089	2	3,091
Europe	2,357	2,239	(32)	2,207
Corporate	1,167	1,636	—	1,636
Total	$10,298	$11,360	$(295)	$11,065
Operating income (loss):
Asia Pacific	$514	$160	$(8)	$152
Americas	72	(297)	(1)	(298)
Europe	59	(202)	(4)	(206)
Corporate	(1,169)	(1,643)	—	(1,643)
Total	$(524)	$(1,982)	$(13)	$(1,995)
EBITDA (loss):
Asia Pacific	$337	$(48)	$12	$(36)
Americas	(60)	(414)	—	(414)
Europe	63	(348)	2	(346)
Corporate	(799)	(1,191)	—	(1,191)
Total	$(459)	$(2,001)	$14	$(1,987)

(1)	Represents Revenue less the Direct contracting costs and reimbursed expenses caption on the Condensed Consolidated Statements of Operations.

(2)	SG&A is a measure that management uses to evaluate the segments’ expenses and includes salaries and related costs and other selling, general and administrative costs.

	Three Months Ended
	March 31, 2020	March 31, 2019
Net loss per diluted share	$(0.17)	$(0.58)
Add: Non-recurring items per diluted share (after-tax)	0.09	0.08
Adjusted net loss per diluted share (1)	$(0.08)	$(0.50)

(1)
Adjusted net loss per diluted share is a non-GAAP measure defined as reported net loss per diluted share before items such as non-recurring severance and professional fees after tax that is presented to provide additional information about the company's operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted net loss per diluted share should not be considered in isolation or as a substitute for net loss per share and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. Further, Adjusted net loss per diluted share as presented above may not be comparable with similarly titled measures reported by other companies.